Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT by and between Cardinal Health, Inc., an Ohio corporation (the “Company”), and George Barrett (the “Executive”) is dated as of the 5th day of August, 2009 (the “Agreement”).

IT IS HEREBY AGREED AS FOLLOWS:

1. Effective Date. The “Effective Date” shall mean the date on which the spinoff to shareholders of the Company of the Clinical and Medical Products businesses of the Company (the “Spinoff”) is consummated. For the avoidance of doubt, this Agreement is subject to the consummation of the Spinoff, and if the Spinoff is not consummated by December 31, 2009, the Effective Date shall not occur and this Agreement shall not ever become effective.

2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier of the day of the first annual meeting of shareholders of the Company following June 30, 2012 or December 31, 2012 (the “Scheduled End Date”), unless prior to such date the employment of the Executive is terminated pursuant to this Agreement (the “Employment Period”).

3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve as Chairman and Chief Executive Officer of the Company with such authority, duties and responsibilities as are customarily assigned to such position. The Executive shall report directly to the Board of Directors of the Company (the “Board”). The Executive’s services shall be performed primarily in Dublin, Ohio.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) subject to the approval of the Board, serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $1,200,000 payable in accordance with the Company’s normal payroll policies. The Executive’s Annual Base Salary shall be reviewed, and may be increased but not decreased, at least annually by the Board pursuant to its normal performance review policies for senior executives. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. With respect to each fiscal year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) determined and paid at the sole discretion of the Company pursuant to the terms and conditions of the Company bonus plan for which the Executive is then eligible. The Executive’s Annual Bonus target under this Agreement for any fiscal year (the fiscal year’s “Target Bonus”) shall be no less than 130% of the Executive’s Annual Base Salary. The actual Annual Bonus, which could be higher or lower than the Target Bonus, shall be based on the attainment of performance objectives as determined no later than 90 days after the beginning of the fiscal year by the Human Resources and Compensation Committee of the Board (the “Committee”) in consultation with the Executive, and shall be paid, subject to any effective deferral elections that may be made by the Executive in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to any deferred compensation plans that the Company may maintain, within two and a half months following the end of the fiscal year for which the Annual Bonus is earned.

(iii) Equity-Based Grants and Long-Term Incentives.

A. On the 15 th of the calendar month following the Effective Date, or if the 15th is not a business day, the next business day, (the “Grant Date”), the Company shall grant the Executive a number of restricted stock units (the “Initial RSUs”) equal to $1,750,000 divided by the closing price of the Company’s common stock on the New York Stock Exchange on the Grant Date (the “Effective Date Closing Price”) and a number of Company stock options (the “Initial Options”) equal to $2,250,000 divided by the product of the closing stock price on the Grant Date and a stock option valuation factor utilizing a lattice model (based upon the Company’s historic method for valuing CEO stock options) with a per-share strike price equal to the closing price on the Grant Date, all in accordance with the terms of the Company’s 2005 Long-Term Incentive Plan, as amended (the “LTIP”); provided that the dollar amount of Initial RSUs shall be increased, and the dollar amount of Initial Options shall be reduced, if necessary, to the highest dollar amount of Initial Options and the lowest dollar amount of Initial RSUs which (i) when added together, equals $4,000,000 and (ii) produces a number of Initial RSUs and shares subject to the Initial Options which, when added to the number of RSUs and shares subject to stock options granted to Mr. Barrett pursuant to the immediately following paragraph B. in respect of fiscal 2010 (which grant shall be made at the same time as the grant of the Initial RSUs and Initial Options), equals the number of Shares described in the first sentence of Section 3(b) of the LTIP (as adjusted to reflect the Spin-Off). The Initial RSUs and the Initial Options shall each vest at a rate of 33.3% on each of the first three anniversaries of the date of grant, subject to the terms of this Agreement and the grant agreements representing such awards.

B. For each fiscal year, commencing with fiscal 2010, the Executive shall receive a target long-term incentive award (at the same time as long-term incentive awards are granted to executive officers of the Company generally) of not less than 600% of his Annual Base Salary in accordance with the terms of the

LTIP. The portion of each such award which shall be in the form of stock options, restricted stock units and other long-term incentives shall be determined by the Committee and shall be the same for the Executive as for the other senior executives of the Company.

(iv) Other Employee Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under savings and retirement plans that are tax-qualified under Section 401(a) of the Code, in plans that are supplemental to any such tax-qualified plans, and welfare benefit plans, practices, policies and programs provided by the Company, but not any severance plan, practice, policy or program (other than the severance arrangements set forth in this Agreement), on a basis that is no less favorable than those applicable or made available to other most senior executives of the Company. The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) on a basis that is commensurate with his position and no less favorable than those generally applicable or made available to other senior executives of the Company. The Executive shall be entitled to a reasonable amount of personal use of Company aircraft subject to such aircraft’s availability; provided that (i) any such use which would cause the amount reported in the Summary Compensation Table of the Company’s annual proxy statement in respect of all such use for a fiscal year to equal or exceed $100,000 shall require the advance approval of the Committee, which shall not be unreasonably withheld, and (ii) the Executive will be solely responsible for all income and employment taxes imposed on him in respect of such use.

(v) Deferred Compensation Plan. The Executive currently is, and subject to the Company’s right to amend, suspend or terminate the Cardinal Health Deferred Compensation Plan (the “Deferred Compensation Plan”), during the Employment Period will be, eligible to participate in the Deferred Compensation Plan, which currently enables the Executive to defer amounts over the IRS limits in the Company’s qualified 401(k) plan. The Executive may currently contribute up to 20% of total eligible compensation (generally, base salary and performance based cash incentives). The Company currently provides a 3% contribution and 3% social security integration contribution for eligible compensation earned between $230,000 and $330,000, and a match on deferrals from eligible compensation earned between $230,000 and $330,000. All contributions vest as described in the Company’s tax-qualified 401(k) plan.

(vi) Expenses. The Company shall reimburse the Executive on an after-tax basis for all reasonable expenses incurred in connection with the relocation of his primary residence to Dublin, Ohio, and the negotiation of this Agreement. The Company shall continue to provide to the Executive on an after-tax basis a stipend for temporary living expenses in the amount of $3,000 per month until August 31, 2009. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the Company’s policies for its senior executives.

(vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.

(viii) Indemnification. To the fullest extent permitted under applicable law, the Company shall indemnify Executive and hold him harmless in respect of any and all proceedings (including legal fees and expenses) resulting from the Executive’s performance of duties for the Company and shall provide indemnification expenses in advance to the extent permitted thereby (and subject to an undertaking by Executive to repay such expenses in the event of a final determination by a court of competent jurisdiction that he is not entitled to indemnification in respect of the applicable matter). During the Employment Period and for so long thereafter as the Executive could be subject to liability, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing coverage to the Executive for claims relating to his duties as an officer or director of the Company to the same extent provided to the then-existing officers and directors. Company shall at all times provide the Executive with the maximum limitation of personal liability for officers and directors available under applicable law.

4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive days or longer (or an aggregate period of 180 days or longer) as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or

(iii) conviction of a felony or any crime involving dishonesty or moral turpitude or guilty or nolo contendere plea by the Executive with respect thereto; or

(iv) a material breach of Section 8 of this Agreement.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not including the executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), or (iv) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company requiring the Executive to be based at any office or location more than 35 miles from that provided in Section 3(a)(i) hereof, provided that reasonable travel required in connection with Executive’s reporting relationships and responsibilities to the Board shall not be deemed a breach hereof;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with Section 9(c) of this Agreement.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(f) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination, to the extent applicable, from any positions that the Executive holds with the Company and its affiliated companies, the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the affiliated companies.

5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause or Disability. With the exception of Section 5(a)(i) below, the following provisions of this Section 5(a) are subject to the Executive’s delivery (and non-revocation) of an executed release of claims (the “Release”) against the Company and its officers, directors, employees and affiliates, which Release must be delivered to the Company not later than 22 days after the Date of Termination (or such longer period of time permitted by the Company, but in no event later than the latest business day that is not more than 45 days after the Date of Termination); provided, however, that if the Company is unwilling to deliver to the Executive a release of claims in his favor (to be effective concurrent with the effectiveness of non-revocation of his Release), the Executive’s obligation to execute the Release shall be waived. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), shall be hereinafter referred to as the “Accrued Obligations”); provided that, notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Bonus described in clause (3) above or clauses (1) or (2) of Section 5(a)(ii) below, then for all purposes of this Section 5, such deferral elections, and the terms of any applicable arrangements, shall apply to the same portions of the amounts described in such clauses 5(a)(i)(3) and 5(a)(ii)(1)-(2), respectively, and such portions shall not be considered as part of the “Accrued Obligations” but shall instead be “Other Benefits” (as defined below);

(ii) the Company shall pay to the Executive, at the time the Annual Bonus in respect of the fiscal year in which the Date of Termination occurs otherwise would have been paid had such termination not occurred, the product of (1) the Annual Bonus in respect of such fiscal year which would have been paid to the Executive had such termination not occurred (with the Company permitted to exercise negative discretion only on a basis that is no less favorable to the Executive than to other senior executives of the Company generally), and (2) a fraction, the numerator of which is the number of days from July 1 in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”);

(iii) the Company shall pay to the Executive in 24 equal monthly installments, with the first installment payable on the 60th day following the Date of Termination, the amount equal to the product of (1) two (2), and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Bonus in respect of the fiscal year of termination or, if the Target Bonus has not been established for such fiscal year, in respect of the immediately preceding fiscal year;

(iv) all vested stock options held by the Executive shall be exercisable for two (2) years following the Date of Termination, without regard to any provisions relating to earlier termination of the stock options based on termination of employment, or such longer period as provided in the award agreement (the “Extended Exercisability”);

(v) until the second anniversary of such termination, the Company shall continue to provide medical and dental benefits to the Executive and his eligible dependents as if the Executive remained an active employee of the Company (collectively “Welfare Benefits”); provided, however, that the Welfare Benefits that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be provided and administered in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), which will require that (a) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such Welfare Benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Executive, as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B), (b) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (c) no such benefit may be liquidated or exchanged for another benefit. Executive shall be solely responsible for all income and employment taxes imposed on him in respect of such provision of Welfare Benefits; and

(vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

Notwithstanding the foregoing provisions of this Section 5(a), but subject to the following provisions of this paragraph, (i) any amounts and benefits which constitute deferred compensation subject to Section 409A of the Code the payment of which is triggered by the Executive’s Separation from Service and that would otherwise be payable or provided under this Section 5(a) prior to the date which is six months after the Executive’s Separation from Service (as defined below) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), or provided on the first business day after the date that is six months following the Executive’s Separation from Service, or, if earlier, upon the Executive’s death and (ii) if the Executive incurs a Separation from Service prior to his Date of Termination, the date of his Separation from Service shall be deemed to be his Date of Termination (or equivalent term) for purposes of determining the date of payment or the payment commencement date under this Agreement and with respect to the Executive’s. Notwithstanding clause (i) above, if any amount of employment or state or local income taxes, within the meaning of regulations promulgated under Section 409A, which are imposed on the Executive (and/or his estate) are payable prior to the sixth month anniversary of the Executive’s Separation from Service with respect to any deferred compensation amount, the Company shall utilize and be deemed to have paid a portion of any such deferred compensation to the extent necessary for the payment of such employment or state or local income taxes. For purposes of this Agreement, a “Separation from Service” shall be determined in accordance with regulations promulgated under Section 409A of the Code using the default rule under such regulations.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits and (v) the Extended Exercisability. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 5(a)(ii). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits for which the Company pays as in effect on the date of the Executive’s death and the continued provision of the Welfare Benefits. The applicable period of health benefit continuation under COBRA shall begin on the Date of Termination. In the event of the Executive’s death after his termination of employment, but prior to the receipt of all amounts to which he is entitled under this Agreement, all remaining amounts to which he is entitled shall be paid to his estate or beneficiary, as applicable.

(c) Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits and (v) the Extended Exercisability. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive on the date specified in Section 5(a)(ii). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and the continued provision of Welfare Benefits. The applicable period of health benefit continuation under COBRA shall begin on the Date of Termination. Notwithstanding the foregoing, any amounts and benefits to be paid or provided under this Section 5(c) which constitute deferred compensation subject to Section 409A that would otherwise be payable or provided prior to the date which is six months after the Executive’s Separation from Service shall, instead, be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s Separation from Service or, if earlier upon the Executive’s death.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay and provide to the Executive (i) the Accrued Obligations through the Date of Termination, to the extent theretofore unpaid and (ii) Other Benefits, to the extent theretofore unpaid. Notwithstanding the foregoing, in the event that the Executive voluntarily terminates employment concurrently with the scheduled end of the Employment Period pursuant to Section 2, the Company shall pay him the Pro Rata Bonus on the date specified in Section 5(a)(ii). In all cases, Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Notwithstanding the foregoing, amounts and benefits to be paid or provided under this Section 5(d) which constitute deferred compensation subject to Section 409A that would otherwise be payable or provided prior to the date which is six months after the Executive’s Separation from Service shall, instead, be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s Separation from Service or, if earlier upon the Executive’s death.

(e) Termination On the Scheduled End Date. It the Executive’s employment is terminated immediately upon the termination of this Agreement on the Scheduled End Date, whether by the Company or the Executive, the Company shall have no further obligations to the Executive other than the obligation to pay and provide to the Executive (i) the Accrued Obligations through the Date of Termination, to the extent theretofore unpaid, (ii) Other Benefits, to the extent theretofore unpaid, and (iii) payment of the Pro Rata Bonus.

6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay (within 30 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by either party (including, as the case may be, the Company, any of its affiliates or their respective predecessors, successors or assigns, or the Executive, his estate, beneficiaries or their respective successors and assigns) of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, if the Executive prevails on any material claim made by him, and disputed by the Company under the terms of this Agreement. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

7. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event that, during the 18-month period after the Effective Date (the “Initial Period”), there occurs a transaction that constitutes a “change in ownership or control” of the Company under Treasury Regulation Section 1.280G, and it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Subject to the provisions of Section 7(d), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination and any determinations required to be made pursuant to Section 7(b) below, shall be made by Ernst & Young LLC or such other nationally recognized certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”).

(b) Anything in this Agreement to the contrary notwithstanding (except as provided in Section 7(a) above), in the event that, after the Initial Period, there occurs a transaction that constitutes a “change in ownership or control” of the Company under Treasury Regulation Section 1.280G, and the Accounting Firm determines that the receipt of Payments would subject the Executive to the Excise Tax, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 5(a)(iii), (ii) Section 5(a)(ii), (iii) Section 5(a)(iv), (iv) Section 5(a)(v) and (v) Section 5(a)(i)(3).

(c) The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive or directly to the Internal Revenue Service, in the sole discretion of the Company, no later than the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination; provided, however, that in all events such payment shall be made no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the payment of the excise tax. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that (i) Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or that (ii) amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall promptly pay any such Overpayment to the Company; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.

(d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(d), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon and after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f) For purposes hereof, the following terms have the meanings set forth below:

(i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 7(b).

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

8. Covenants. (a) Introduction. The parties acknowledge that the provisions and covenants contained in this Section 8 are ancillary and material to this Agreement and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 8 do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of Section 10(a) below are accurate and necessary because (i) this Agreement is entered into in the State of Ohio, (ii) Ohio has a substantial relationship to the parties and to this transaction, (iii) Ohio is the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (iv) the use of Ohio law provides certainty to the parties in any covenant litigation in the United States, and (v) enforcement of the provision of this Section 8 would not violate any fundamental public policy of Ohio or any other jurisdiction.

(b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “Cardinal Group”), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8(b)) (“Confidential Information”). For the purpose of this Section 8(b), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Cardinal Group, except with prior written consent of the applicable Cardinal Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of the Executive’s employment.

(c) Non-Recruitment of Cardinal Group Employees, etc. Executive shall not, at any time during the Restricted Period (as defined in this Section 8(c)), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”): (i) directly or indirectly, contact, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant, or independent contractor) any person who was or is at any time during the previous twelve months an employee, representative, officer or director of the Cardinal Group; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Cardinal Group to cease their relationship with the Cardinal Group for any reason. A “Solicitation” does not include any recruitment of employees within or for the Cardinal Group. The “Restricted Period” means the period of Executive’s employment with the Cardinal Group (without regard to any period during which Executive serves as a consulting employee) and the additional period ending on the second anniversary of the Executive’s Date of Termination or date of retirement, as applicable.

(d) No Competition – Solicitation of Business. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit, service, or accept on behalf of any competitor of the Cardinal Group the business of (i) any customer of the Cardinal Group at the time of the Executive’s employment or Date of Termination, or (ii) any potential customer of the Cardinal Group which the Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.

(e) No Competition – Employment by Competitor. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that is in competition with the business conducted by any member of the Cardinal Group, (other than a business that is not a significant business to the Cardinal Group as a whole or to the entity or enterprise as a whole).

(f) No Disparagement.

(i) The Executive and the Company shall at all times refrain from taking action or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Executive or the Cardinal Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Cardinal Group. The Executive further agrees not to make any negative statements to third parties relating to the Executive’s employment or any aspect of the businesses of Cardinal Group and not to make any negative statements to third parties about the Cardinal Group or its trustees, directors, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or government body. The Executive and the Company further agree not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, except as may be required by applicable law (or in response to a statement by the other party in violation of this sentence).

(ii) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with the Executive in scheduling any assistance by the Executive taking into account the Executive’s business and personal affairs and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

(g) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the Cardinal Group, relating or pertaining in any way to the Executive’s employment with or the business of the Cardinal Group, shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the

United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

(h) Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the noncompetition covenants of Section 8(d) and (e), is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event the Executive breached any of the covenants of this Section 8; and (C) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 8 would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 8 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

(i) Similar Covenants in Other Agreements Unaffected. The Executive currently is, and in the future may become, subject to covenants contained in other agreements (including but limited to stock option and restricted stock unit agreements) which are similar to those contained in this Section 8. Further, a breach of the covenants contained in this Section 8 may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. The Executive acknowledges the foregoing and understands that the covenants contained in this Section 8 are in addition to, and not in substitution of, the similar covenants contained in any such other agreements. The Company agrees that any forfeiture or repayment obligation under any such agreement shall only be imposed after a determination by the Board of Directors (after providing the Executive with reasonable notice and an opportunity to be heard with counsel) that the Executive has violated any such covenant or has willfully engaged in any other material misconduct which may be a basis for forfeiture or a repayment obligation thereunder.

(j) For the avoidance of doubt, (i) the term Cardinal Group as used in Section 8 of this Agreement shall not include the CareFusion Corporation or any of its subsidiaries; and (ii) the “business conducted by any member of the Cardinal Group” shall mean the pharmaceutical distribution and the medical or surgical distribution business and, without limitation, it shall not mean the production of pharmaceuticals, medical devices, or biotech products.

9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees and the Executive by written notice to the Company may designate any beneficiary with respect to any amounts due under this Agreement upon the Executive’s death.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017

Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, except as specifically provided in a written consent pursuant to Section 4(c).

(f) Except as otherwise expressly provided herein, from and after the Effective Time, this Agreement shall supersede any other employment, severance or change of control agreement between the parties and between the Executive with respect to the subject matter hereof, including but not limited to the letter agreement between the Executive and the Company dated January 7, 2008 and the Confidentiality and Business Protection Agreement between the Executive and the Company dated January 9, 2009. Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(g) Section 409A. If any compensation or benefits provided by this Agreement may result in a failure of such compensation or benefits to comply with Section 409A of the Code (to the extent applicable), the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(h) Recoupment. In the event of a restatement of the Company’s consolidated financial statements occurring after the Effective Date that reduces previously reported net income or increases previously reported net loss, the Company shall have the right to recoup from the Executive any portion of any bonus and other equity or non-equity compensation received by the Executive, the grant or vesting of which was tied to the achievement of one or more specific performance targets with respect to the period for which such financial statements are or will be restated, and the Executive engaged in misconduct that caused or materially contributed to the need for the restatement, and if, based on the financial statements as so restated, the Executive otherwise would not have received such bonus or other compensation (or portion thereof). In the event the Company is entitled to, and seeks, recoupment under this Section 10(h), the Executive shall promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such bonus or other compensation which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, the Executive acknowledges and agrees that, notwithstanding Section 6 of this Agreement, the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) to take any other appropriate action to recoup such payments. The Executive acknowledges that the Company does not waive its right to seek recoupment of any bonuses and payments as described under this Section 10(h) for failure to demand repayment or reduce the payments made to the Executive. Any such waiver must be done in a writing that is signed by both the Company and the Executive. The rights contained in this Section 10(h) shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, any rights the Company may have under any other Company recoupment policy or other agreement or arrangement with the Executive. Notwithstanding the above, this Section 10(h) shall apply only to compensation granted or vesting not later than three (3) years following the date on which the financial statements which are subsequently restated were originally filed with the Securities and Exchange Commission.

(i) The Executive hereby warrants that the Executive is free to enter into this Agreement and to perform the services described herein. The Company hereby warrants that this Agreement and the equity awards provided hereunder have been duly authorized.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ George Barrett
George Barrett
Date:

CARDINAL HEALTH, INC.

By	/s/ Gregory B. Kenny
Name: Gregory B. Kenny
Title: Chairman, Human Resources and Compensation Committee
Date:

20